Exhibit 8.2

[Letterhead of Heenan Blaikie LLP]

March 9, 2011

Sprott Physical Silver Trust

Suite 2700, South Tower

Royal Bank Plaza

200 Bay Street

Toronto, Ontario

Canada, M5J 2J1

Dear Sirs/Mesdames:

Re:                             Sprott Physical Silver Trust,
Registration Statement on Form F-1, Registration No. 333-

We have acted as corporate counsel to Sprott Physical Silver Trust, a trust organized under the laws of the Province of Ontario (the “Trust”), in connection with the Trust’s registration statement on Form F-1 (File No. 333–       ) (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 9, 2011, and as thereafter amended or supplemented, relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 14,971,815 units of the Trust to be offered from time to time by the selling unitholders identified in the Registration Statement.  This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

The facts, as we understand them, and upon which with your permission we rely in rendering the opinion herein, are set forth in the Registration Statement.  In addition, in our capacity as counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate.  We have not independently verified such factual matters.

Based on the facts and subject to the limitations set forth in the Registration Statement, the statements of law or legal conclusions in the Registration Statement under the caption “Material Tax Considerations — Canadian Taxation of Unitholders — Unitholders Not Resident in Canada” constitute the opinion of Heenan Blaikie LLP as to the material Canadian federal income tax consequences of an investment in the units of the Trust by a unitholder who, at all relevant times, is a Non-Canadian unitholder, as such term is defined in the Registration Statement.

We are opining as to the federal income tax laws of Canada, and we express no opinion on the applicability of other federal laws of Canada or the laws of any other jurisdiction, including the income tax laws of any Province or Territory of Canada.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof.  This opinion is based on the current provision of the Income Tax Act (Canada), the regulations thereunder, all specific proposals to amend the Income Tax Act (Canada) and the regulations publicly announced by the Minister of Finance (Canada) (the “Proposed Amendments”) prior to the date hereof and our understanding of the current administrative and assessing policies of the Canada Revenue Agency.  This opinion assumes that the Proposed Amendments will be enacted in the form proposed, although no assurance can be given that the Proposed Amendments will be entered into law in the manner proposed, or at all, nor can there be any assurance that the Canada Revenue Agency will not change its administrative or assessing practices.  No advance income tax ruling has been requested or obtained from the Canada Revenue Agency to confirm the tax consequences of any of the transactions described herein.

We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the use of our name under the caption “Material Tax Considerations” in the Registration Statement.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission promulgated thereunder.

Yours truly,

/s/ Heenan Blaikie LLP

Heenan Blaikie LLP